Exhibit 99.1

BG MEDICINE REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Net Loss Reduced by 60% and Operating Cash Burn Cut by 44% from First Quarter 2013

Continued Progress Made Toward Delivering on Critical Catalysts for Growth

Waltham, Mass., May 14, 2014 – BG Medicine, Inc. (NASDAQ: BGMD), the developer of the BGM Galectin-3® Test, today reported financial results for the first quarter ended March 31, 2014.

The Company reported net loss for the quarter of $2.2 million, a 60% improvement from the $5.4 million net loss reported in the prior year quarter, on total revenues of $739 thousand versus total revenues of $888 thousand in the first quarter of 2013.

The decrease in total revenues reflected an $81 thousand decrease in product revenues and a $68 thousand decrease in service revenues. The decrease in product revenues resulted from a decline in orders due to inclement weather in the Eastern half of the United States, where our clinical laboratory customers are concentrated, and in purchases relating to independent research studies which, typically, vary from quarter to quarter. The reduction in service revenues resulted from the planned completion of the High Risk Plaque initiative in 2013 and our decision to close our research facilities in 2013.

Operating expenses for the quarter declined by 54% or $2.9 million from the prior year quarter. This reduction in operating expenses resulted from a decrease in research and development expense of $816 thousand due to the closure of our research facilities, reduced professional fees and completion of the CardioSCORE medical adjudication process, $1.5 million reduction in sales and marketing expense related to our shift in focus from market education to commercialization and reductions in sales and marketing related personnel and travel expenses, and a decrease of $631 thousand in general and administrative expense due to reductions in personnel, travel expenses and professional fees.

Net loss per share was $0.08 as compared to $0.21 in the first quarter of 2013. Operating cash burn decreased by $1.9 million, a 44% decrease, to $2.4 million compared to an operating cash burn of $4.2 million in the first quarter of 2013.

“We continue to rigorously manage our finances and remain focused on delivering on what we believe are the critical catalysts for our growth,” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine. “Thus far this year, the nearly 70% increase in the analyte-specific CPT® Code for our BGM Galectin-3® Test first took effect, we raised $10mm through a public offering of common stock, we regained compliance with the requirements for continued listing on the NASDAQ Capital Market, patent claims were granted to us by the United States Patent and Trademark Office for methods predicting responsiveness to cardiac resynchronization by the measurement of galectin-3, and certain of our automated partners made significant progress in advancing the automation of their galectin-3 tests.”

“In addition, during the first quarter the clinical utility of our galectin-3 test was demonstrated in presentations made at the annual meeting of the American College of Cardiology and in a well-received publication that reported on an analysis of aggregated data from three large, multicenter research trials, involving 902 heart failure patients in the United States and in Europe, in which elevations of galectin-3 levels in blood, as measured using the BGM Galectin-3® Test, were significantly predictive of rehospitalization for heart failure as early as within the first 30 days following discharge from an initial hospital stay. We are also pleased to report that the results of 20 additional clinical research studies of galectin-3 have been accepted for presentation at the forthcoming 2014 European Society of Cardiology Heart Failure Congress.”

Outlook for 2014

“Having recently increased our financial resources through our April public offering, we believe that we are now in a strong position to continue to transform our company and to grow our business, while aggressively managing our operating costs. To this end, we hope to accelerate market development for galectin-3 testing by restructuring and expanding our sales organization and supporting on-going and new clinical studies designed to demonstrate the utility of our product. We will also continue to explore new indications for our BGM Galectin-3® Test and develop our product pipeline.” concluded Dr. Sohmer. “For the full year 2014, we expect to increase our revenues and decrease our operating cash burn as compared to 2013.”

Conference Call and Web Cast

The Company will host a conference call and webcast today, May 14, 2014, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements made by Dr. Sohmer in the section captioned “Outlook for 2014”. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our cash position; our ability to continue as a going concern; our history of operating losses; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to obtain regulatory clearance from the FDA for additional indications of our galectin-3 test and our CardioSCORE test; the ability of our automated partners to develop and obtain regulatory clearance of galectin-3 tests that can be performed on their automated platforms and to commercialize any such tests; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; the limited public float and trading volume for our common stock and volatility in our stock price; our ability to maintain compliance with the continued listing requirements of The NASDAQ Capital Market; our ability to service the principal and interest amounts payable under our secured term loan facility; and other factors discussed in the Company’s most recent Annual Report on Form 10-K as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission or otherwise made public. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2014	2013
	(in thousands, except share and per share data)
	(unaudited)

Revenues:
Product revenues	$739	$820
Service revenues	—	68

Total revenues	739	888

Costs and operating expenses:
Product costs	248	280
Service costs	—	68
Research and development	560	1,376
Selling and marketing	688	2,144
General and administrative	1,190	1,821

Total costs and operating expenses	2,686	5,689

Loss from operations	(1,947)	(4,801)

Non-cash consideration associated with stock purchase agreement	—	(329)
Interest income	2	4
Interest expense	(233)	(289)
Other (expense) income	(1)	3

Net loss	$(2,179)	$(5,412)

Net loss per share - basic and diluted	$(0.08)	$(0.21)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	27,936,530	25,318,606

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of March 31, 2014	As of December 31, 2013
	(in thousands)
	(unaudited)
Assets
Current assets
Cash	$4,253	$7,751
Accounts receivable	423	319
Inventory	373	459
Prepaid expenses and other current assets	644	306

Total current assets	5,693	8,835

Property and equipment, net	173	192
Intangible assets, net	178	192
Deposits and other assets	128	134

Total assets	$6,172	$9,353

Liabilities and Stockholders’ Deficit
Current liabilities
Term loan, current portion	$4,379	$4,353
Accounts payable	773	965
Accrued expenses	2,052	1,993
Other current liabilities	76	39

Total current liabilities	7,280	7,350

Term loan, net of current portion	1,856	2,961
Other liabilities	107	111
Stockholders’ deficit	(3,071)	(1,069)

Total liabilities and stockholders’ deficit	$6,172	$9,353